Exhibit 99.1

THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

SUMMARY

FORECAST FOR THE YEAR ENDING 31 DECEMBER 2009

We forecast that, in the absence of unforeseen circumstances and on the bases and assumptions set out in Appendix III, “Profit Forecast,” and in accordance with IFRS, our combined profit attributable to our Shareholders for the year ending 31 December 2009 is expected to be not less than HK$1,467.5 million.

The forecast is presented on a basis consistent in all material respects with the accounting policies currently adopted by us as set out in the Accountant’s Report dated the date of this document (the text of which is set out in Appendix IA, “Accountant’s Report — WM Cayman Holdings Limited II”).

Our Directors have prepared a profit forecast only for the year ending 31 December 2009, as the factors described under “Risk Factors” and “Financial Information — Factors Affecting Our Results of Operations and Financial Condition” make any forecast for a longer period subject to too many uncertainties.

The unaudited pro forma fully diluted earnings per Share for the year ending 31 December 2009 is expected to be not less than HK$0.29. This amount has been calculated based on the forecast combined profit attributable to equity holders of the Company for the year ending 31 December 2009 and assuming that our Company had been listed since 1 January 2009 and a total of 5,000,000,000 Shares were in issue during the entire year ending 31 December 2009, without taking into account any Shares which may be allotted and issued upon the exercise of any option which may be granted under the Share Option Scheme.

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THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

FINANCIAL INFORMATION

Other Liquidity Matters

We expect that Wynn Macau will fund its operations and capital expenditure requirements from operating cash flow and cash on hand. However, we cannot be sure that operating cash flows will be sufficient for the purpose. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all.

New business developments (including our possible development of a project in Cotai) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing.

In the ordinary course of business, in response to market demands and client preferences and in order to increase revenues, we have made and will continue to make enhancements and refinements to Wynn Macau. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements.

Taking into consideration our financial resources, including our cash and cash equivalents and internally generated funds, we believe that we have sufficient liquid assets to meet our working capital and operating requirements for a period of 12 months following the date of this document.

RELATED PARTY TRANSACTIONS

For details of the related party transactions, see Note 25 to Appendix IA, “Accountant’s Report — WM Cayman Holdings Limited II.” Our Directors confirm that all related party transactions are conducted on normal commercial terms, and that their terms are fair and reasonable.

FINANCIAL INDEPENDENCE

As at the latest practicable date, the Group had no non-trade balances due to Directors, no non-trade balances due from Directors and no non-trade balances due from related parties.

NO MATERIAL ADVERSE CHANGE

Our Directors confirm that there has been no material adverse change in the financial or trading position of our Group since 30 June 2009 (the date to which our latest combined financial results were prepared as set out in Appendix IA, “Accountant’s Report — WM Cayman Holdings Limited II”).

FORECAST FOR THE YEAR ENDING 31 DECEMBER 2009

Our Directors believe that, on the bases and assumptions set out in Appendix III, “Profit Forecast,” and in the absence of unforeseen circumstances, our forecast combined profit attributable to equity holders of the Company for the year ending 31 December 2009 is expected to be not less than HK$1,467.5 million as follows:

Forecast

Forecast combined profit attributable to equity holders of our Company for the year ending 31 December 2009(1)	not less than HK$1,467.5 million
Unaudited pro forma basic forecast earnings per Share(2)	not less than HK$0.29
Unaudited pro forma fully diluted forecast earnings per Share(3)	not less than HK$0.29

Notes:

(1)

The bases and assumptions on which the forecast combined profit attributable to equity holders of our Company for the year ending 31 December 2009 are set out in Appendix III, “Profit Forecast.” Our Directors have prepared a profit forecast only for the year ending 31 December 2009, as the factors described under “Risk Factors — Risks Relating to Our Business” and “Financial

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THIS INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Information Pack.

FINANCIAL INFORMATION

Information — Factors Affecting Our Results of Operations and Financial Condition” make any forecast for a longer period subject to too many uncertainties.
The forecast combined profit attributable to equity holders of our Company for the year ended 31 December 2009 should not be used in any way as an indication or forecast of our Company’s performance for another period, including for the full year ending 31 December 2010.
The forecast combined profit attributable to equity holders of our Company for the year ending 31 December 2009 has taken into account share-based compensation expenses expected to be charged to that period totaling HK$38.9 million.
(2)	The unaudited pro forma basic forecast earnings per Share is based on the forecast combined profit attributable to equity holders of our Company for the year ending 31 December 2009, assuming that the Reorganization was completed on 30 June 2009 and a total of 5,000,000,000 Shares were in issue and outstanding during the entire six months period. This calculation assumes that the Over-Allotment Option would not have been exercised.
(3)	The unaudited pro forma fully diluted earnings per Share is based on the forecast combined profit attributable to equity holders of the Company for the year ending 31 December 2009. We have made these assumptions as we are unable to reliably assess the average fair value of the Group during the relevant period, and such average fair value number would be required if we were to calculate the dilutive potential Shares using the treasury stock method. If the treasury stock method had been applied, both the numbers of dilutive potential Shares under the two schemes and impact on the pro forma fully diluted earnings per Share would have been smaller.

DISTRIBUTABLE RESERVES

Under the Companies Law, the share premium of the Company may be distributed, subject to the provisions of the Company’s Memorandum or Articles of Association and provided that immediately following the date on which the dividend is proposed to be distributed, the Company will be in a position to pay off its debts as and when they fall due in the ordinary course of business.

PROPERTY INTERESTS

For details relating to our property interests, see Appendix IV, “Property Valuation.” Knight Frank Petty Limited, an independent property valuation firm, has valued the properties owned and leased by us as at 30 June 2009. The text of its letter, summary of values and valuation certificate are set out in Appendix IV, “Property Valuation.”

The following table presents the reconciliation of the net book value of the relevant property interests, including land use rights, as at 30 June 2009 to their fair value as at 30 June 2009 as stated in Appendix IV, “Property Valuation.”

Property interests reconciliation

HK$ (in millions)

Net book values as at 31 December 2008
Buildings	[•]
Land use rights	[•]

[•]

Movements for the six months ended 30 June 2009
Depreciation (unaudited)	[•]

Net book values as at 30 June 2009	[•]

Valuation surplus as at 30 June 2009	[•]

Valuation as at 30 June 2009	[•]

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